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                                                                      EXHIBIT 99

                     CITADEL HOLDING CORPORATION ANNOUNCES
                    SALE OF SHARES OF FIDELITY FEDERAL BANK

     Los Angeles, California (April 25, 1995) - Citadel Holding Corporation today announced that it had reached agreement to sell approximately 2.9 million shares of Class B Common Stock of Fidelity Federal Bank, a Federal Savings Bank, to various purchasers. Citadel will receive $3.50 per share before selling costs.

     The sales, together with Citadel's previously announced sales to Roderick Dillon and certain affiliates, reduce Citadel's ownership in Fidelity to less than 1% of the outstanding common stock of Fidelity. Under Fidelity's Charter, all shares of Fidelity sold by Citadel, as well as the shares retained by Citadel, have been converted into equal numbers of shares of Fidelity Class A Common Stock.

     Citadel shares are listed on the American Stock Exchange under the symbol "CDL". Contact: Steve Wesson, President and Chief Executive Officer, Citadel Holding Corporation, (818) 549-3130.